Exhibit 99.1

Milacron Reports Third Quarter Results;
Non-Cash Goodwill Writedown Increases Net Loss

Cash Flow From Operations Turns Positive

CINCINNATI, OHIO, October 31, 2003... Milacron Inc. (NYSE: MZ) today reported a loss in the third quarter of 2003 but said that cost-reduction measures and the implementation of Lean manufacturing strategies helped improve manufacturing margins and generate positive cash flow from operations.

Consolidated Third-Quarter Results
In the third quarter of 2003, Milacron had sales of $170 million down slightly, despite favorable currency translation effects, from $173 million in the third quarter of 2002. The company reported a net loss in the quarter of $67.7 million, or $2.01 per share, which included, on an after-tax basis, a $52.3 million non-cash charge for goodwill impairment in the company's mold technologies segment, $6.3 million in restructuring costs and $2.0 million in losses from discontinued operations, as well as $1.9 million in tax expense. This compared to net earnings of $14.5 million, or $.43 per share, in the year-ago quarter, which included, after tax, a one-time gain on divestitures of $29.4 million and a tax benefit of $3.9 million, as well as $1.1 million in restructuring costs and $10.4 million in losses from discontinued operations. Thus, despite lower sales, Milacron was able to reduce its pre-tax loss from continuing operations before restructurin g costs and the goodwill charge to $5.2 million in the most recent quarter, down from $7.3 million in the third quarter last year.

New orders in the third quarter of 2003 were $176 million versus $179 million a year ago. With orders exceeding shipments, the backlog grew to $92 million, up from $85 million at the beginning of the quarter and from $80 million a year ago. Manufacturing margins were 18.3%, up slightly from 18.2% in 2002 and from 16.7% and 15.5% in the first two quarters of 2003, respectively. The operating loss before interest and taxes was $58.0 million and included restructuring costs of $6.4 million and the goodwill charge of $52.3 million. Excluding restructuring and goodwill charges, earnings before interest and taxes improved to $0.7 million compared to an operating loss of $0.8 million in the year-ago quarter. Net cash provided by operating activities was $1.8 million, as the company reduced inventories by almost $9 million in the quarter.

"We made a lot of progress in the quarter," said Ronald D. Brown, chairman, president and chief executive officer. "We completed our cost-cutting initiatives in North America, and in Europe we saw good improvement in our blowmolding machinery operation in Italy. By focusing more resources outside our traditional markets of North America and Europe, which were soft in the first two months of the quarter, we took advantage of increasing demand in Asia, especially China. Overall, with a strong emphasis on working capital management through the implementation of Lean manufacturing strategies, we reduced inventories and generated positive cash flow from operations," Brown said.

Segment Results
Machinery Technologies-North America [machinery and related parts and services for injection molding, blow molding and extrusion supplied from North America and India] Sales of $72 million were down from $74 million in the year-ago quarter. New orders for the quarter also declined, to $74 million from $79 million in 2002. Helped by cost-reduction measures taken early in the quarter but penalized by ongoing pricing pressure, pre-tax operating earnings before restructuring costs were $0.9 million, down from $1.5 million a year ago.

Machinery Technologies-Europe [machinery and related parts and services for injection molding and blow molding supplied from Europe] Despite favorable currency translation effects, sales of $33 million were down from $35 million in the year-ago quarter, while new orders increased to $37 million from $35 million. The segment cut its pre-tax operating loss before restructuring costs to $0.4 million, down from a loss of $1.5 million a year ago, primarily as a result of improving results in its blowmolding machinery operation in Italy. Operating results were held back, however, by delays in implementing previously announced cost-cutting measures in injection molding machine operations in Germany.

Mold Technologies [mold bases and related parts and services, as well as maintenance, repair and operating (MRO) supplies for injection molding worldwide] Sales were $39 million in the third quarter, down from $41 million a year ago, despite favorable currency translation effects. Excluding restructuring charges, the segment had a slight pre-tax operating profit of $0.1 million compared to $0.4 million last year.

Industrial Fluids [water-based and oil-based coolants, lubricants and cleaners for metalcutting and metalforming operations worldwide] Sales of $26 million were up from $25 million in the third quarter a year ago, primarily due to favorable currency translation effects. Pre-tax operating earnings improved to $4.8 million from $3.4 million a year ago.

Goodwill Writedown
In its annual review of intangible assets, the company revised downward estimated future cash flows in its mold technologies segment, which resulted in a non-cash goodwill impairment charge of $52.3 million, with no tax benefit. The charge is preliminary and may be adjusted in the fourth quarter based on further analysis.

Cash Position and Financial Flexibility
Milacron ended the third quarter with $62 million in cash, down from $67 million at the beginning of the quarter, as positive net cash provided by operations was offset by restructuring charges and losses from discontinued operations. Overall, the company expects cash flow in the fourth quarter to be similar to that of the third quarter.

During the quarter, Milacron's bank group amended the company's revolving credit agreement, relaxing certain financial covenants to address the extended downturn in the plastics industries and to allow the implementation of further cost-cutting initiatives.

Milacron is currently engaged in discussions with a number of potential lenders to replace by year-end both its revolving credit facility and its receivables securitization program, which together have approximately $80 million outstanding. At the same time, the company is actively pursuing a variety of options to refinance its public debt, which consists of $115 million of 8-3/8% notes due in March 2004 and Euro 115 million of 7-5/8% bonds due in April 2005.

Outlook
With the backlog of unfilled orders currently growing and given the seasonal trend of accelerated machinery deliveries in the final months of the year, fourth-quarter sales are expected to show sequential improvement over the third quarter and approach levels of the fourth quarter a year ago.

"In the fourth quarter we should experience the full benefit of the cost-cutting measures we've recently completed in North America," Brown said. "Therefore, we expect results from continuing operations in the fourth quarter to improve over those of the third quarter and approach break-even on an operating basis excluding restructuring costs.

"As for the longer term, at this time we have very little visibility into 2004. On the assumption that there continues to be a moderate improvement in world economies in the first half of the year, this would likely lead to a recovery within our machinery businesses in the second half. Under this scenario, we believe we can return to sustained profitability in the second half of 2004.

"Regardless of the economy, we will continue to focus our resources on providing our customers with the technology and service they need to improve their overall competitiveness. We will work hard to implement cost-saving measures in our European operations and we will pursue growth opportunities to serve our customers wherever they are throughout the world," he said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries

Third Quarter 2003

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003 (a)	2002 (a)	2003 (a)	2002 (a)

Sales	$170,206,000	$173,282,000	$541,976,000	$501,725,000

Loss from continuing operations (b)	(65,701,000)	(4,522,000)	(161,582,000)	(19,437,000)
Per Share
Basic	(1.95)	(0.14)	(4.81)	(0.59)
Diluted	(1.95)	(0.14)	(4.81)	(0.59)

Earnings (loss) from discontinued operations	(1,958,000)	18,981,000 (c)	(5,675,000)	(10,300,000	) (c)
Per Share
Basic	(0.06)	0.57	(0.17)	(0.30)
Diluted	(0.06)	0.57	(0.17)	(0.30)

Cumulative effect of change in accounting method	-	-	-	(187,713,000	) (d)
Per Share
Basic	-	-	-	(5.61)
Diluted	-	-	-	(5.61)

Net earnings (loss)	(67,659,000)	14,459,000	(167,257,000)	(217,450,000)
Per Share
Basic	(2.01)	0.43	(4.98)	(6.50)
Diluted	(2.01)	0.43	(4.98)	(6.50)

Common Shares
Weighted average outstanding for basic EPS	33,684,000	33,508,000	33,620,000	33,464,000
Weighted average outstanding for diluted EPS	33,684,000	33,508,000	33,620,000	33,464,000
Outstanding at quarter end	33,874,000	33,743,000	33,874,000	33,743,000

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.

(b)

In 2003, includes after-tax restructuring costs of $6.3 million for the third quarter and $17.4 million for the year to date. In 2003, also includes a second quarter charge of $71.2 million for the establishment of valuation allowances related to U.S. deferred tax assets. and a third quarter goodwill impairment charge of $52.3 million (with no tax benefit). In 2002, includes after-tax restructuring costs of $1.1 million for the third quarter and $6.2 million for the year to date.

(c)	Includes a third quarter gain of $29.4 million on the sale of Valenite and a second quarter loss of $15.3 million on the sale of Widia and Werkö.

(d)	Represents a charge related to the adoption of a new accoutning standard regarding goodwill.

Note: These statements are unaudited and subject to year end adjustments.

Consolidated Earnings Milacron Inc. and Subsidiaries
Third Quarter 2003

(In millions, except per-share data)	Three Months Ended September 30,		Nine Months Ended September 30,

	2003 (a)	2002 (a)	2003 (a)	2002 (a)

Sales	$170.2	$173.3	$542.0	$501.7
Cost of products sold	139.0	141.7	447.1	413.4
Cost of products sold relating to restructuring	-	-	3.8	-

Manufacturing margins	31.2	31.6	91.1	88.3
Percent of sales	18.3%	18.2%	16.8%	17.6%

Other costs and expenses
Selling and administrative	30.7	30.9	95.3	90.7
Goodwill impairment charge (b)	52.3	-	52.3	-
Restructuring costs (c)	6.4	1.9	14.8	9.8
Other expense (income) - net	(0.2)	1.5	2.0	0.6

Total other costs and expenses	89.2	34.3	164.4	101.1

Operating loss	(58.0)	(2.7)	(73.3)	(12.8)

Interest expense - net of interest income	(5.9)	(6.5)	(16.9)	(18.2)

Loss from continuing operations before income taxes and cumulative effect of change in method of accounting	(63.9)	(9.2)	(90.2)	(31.0)
Provision (benefit) for income taxes (d)	1.8	(4.7)	71.4	(11.6)

Loss from continuing operations before cumulative effect of change in method of accounting	(65.7)	(4.5)	(161.6)	(19.4)

Discontinued operations-net of income taxes
Loss from operations	(2.0)	(10.4)	(5.7)	(24.4)
Gain on sale of Valenite	-	29.4	-	29.4
Loss on sale of Widia and Werkö	-	-	-	(15.3)

Total discontinued operations	(2.0)	19.0	(5.7)	(10.3)

Cumulative effect of change in method of accounting (e)	-	-	-	(187.7)

Net earnings (loss)	$(67.7)	$14.5	$(167.3)	$(217.4)

Earnings (loss) per common share - basic and diluted
Continuing operations	$(1.95)	$(0.14)	$(4.81)	$(0.59)
Discontinued operations	$(0.06)	$0.57	$(0.17)	$(0.30)
Cumulative effect of accounting change	-	-	-	(5.61)

Net earnings (loss)	$(2.01)	$0.43	$(4.98)	$(6.50)

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.

(b)	Represents a charge to adjust the carrying value of goodwill in the mold technologies segment.

(c)	Includes costs related to initiatives announced in 2002 and 2003 to reduce operating and administrative costs.
In 2002, also includes costs related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs.

(d)	In 2003, includes second quarter charge of $71.2 million for the establishment of valuation allowances related to U.S. deferred tax assets.

(e)	Represents a charge related to the adoption of a new accounting standard regarding goodwill.

Note: These statements are unaudited and subject to year end adjustments.

Consolidated Balance Sheets Milacron Inc. and Subsidiaries
Third Quarter 2003

(In millions)	September 30, 2003 (a)	September 30, 2002 (a)

Assets
Cash and cash equivalents	$62.8	$114.2
Notes and accounts receivable-net (b)	102.7	95.5
Inventories	136.4	151.8
Other current assets	62.5	49.6
Assets of discontinued operations	9.0	46.8

Total current assets	373.4	457.9
Property, plant and equipment-net	143.0	148.7
Goodwill	95.1	143.1
Other noncurrent assets	110.5	174.6

Total assets	$722.0	$924.3

Liabilities and shareholders' equity (deficit)
Borrowings under lines of credit and long-term debt due within one year (c)	$158.7	$46.9
Trade accounts payable and advance billings and deposits	78.4	80.7
Accrued and other current liabilities	110.9	151.1
Liabilities of discontinued operations	2.3	9.5

Total current liabilities	350.3	288.2
Long-term accrued liabilities	243.6	154.0
Long-term debt	153.8	249.3
Shareholders' equity (deficit)	(25.7)	232.8

Total liabilities and shareholders' equity (deficit)	$722.0	$924.3

(a)	Reflects the presentation of Grinding Wheels and Round Tools as discontinued operations.

(b)	Excludes receivables for continuing operations of $24.6 million in 2003 and $28.3 million in 2002 that were sold under the receivables sale program.

(c)	Borrowings outstanding under the revolving credit facility were $42.0 million in both 2003 and 2002, which excludes letters of credit under the facility of $11.9 million in 2003 and $11.7 million in 2002.

Note: These statements are unaudited and subject to year end adjustments.

Consolidated Cash Flows Milacron Inc. and Subsidiaries
Third Quarter 2003

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2003 (a)	2002 (a)	2003 (a)	2002 (a)

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings (loss)	$(67.7)	$14.5	$(167.3)	$(217.4)
Loss from discontinued operations	2.0	10.4	5.7	24.4
Gain on sale of Valenite	-	(29.4)	-	(29.4)
Loss on sale of Widia and Werkö	-	-	-	15.3
Cumulative effect of change in method of accounting	-	-	-	187.7
Depreciation and amortization	5.0	6.1	16.3	17.4
Goodwill impairment charge	52.3	-	52.3	-
Restructuring costs	6.4	1.9	18.6	9.8
Working capital changes
Notes and accounts receivable	(8.2)	(6.3)	(6.3)	(0.9)
Inventories	8.7	6.3	16.3	28.8
Other current assets	1.0	2.5	8.9	3.0
Trade accounts payable and other current liabilities	(2.7)	11.3	(35.2)	1.5
Deferred income taxes and other-net	5.0	(14.8)	70.2	(17.9)

Net cash provided (used) by operating activities	1.8	2.5	(20.5)	22.3

Investing activities cash flows
Capital expenditures	(1.1)	(0.8)	(4.1)	(3.6)
Divestitures	4.1	308.8	(20.3)	308.8
Acquisitions and other-net	0.1	1.7	(4.1)	5.4

Net cash provided (used) by investing activities	3.1	309.7	(28.5)	310.6

Financing activities cash flows
Dividends paid	-	(0.4)	(0.8)	(1.2)
Issuance of long-term debt	-	-	-	11.5
Repayments of long-term debt	(0.7)	(0.2)	(1.7)	(0.7)
Decrease in bank borrowings	(1.5)	(266.5)	(2.8)	(311.2)
Net common share activity	-	-	-	0.4

Net cash used by financing activities	(2.2)	(267.1)	(5.3)	(301.2)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.8)	(0.3)	6.2	1.4
Cash flows related to discontinued operations	(6.3)	(5.9)	(11.4)	(9.0)

Increase (decrease) in cash and cash equivalents	(4.4)	38.9	(59.5)	24.1

Cash and cash equivalents at beginning of period	67.2	75.3	122.3	90.1

Cash and cash equivalents at end of period	$62.8	$114.2	$62.8	$114.2

(a) Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.

Note: These statements are unaudited and subject to year end adjustments.

Segment and Supplemental Information Milacron Inc. and Subsidiaries
Third Quarter 2003

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,

	2003 (a)	2002 (a)	2003 (a)	2002 (a)

Machinery technologies North America
Sales	$71.6	$73.7	$234.6	$217.0
Operating cash flow (b)	2.8	4.0	8.0	9.7
Segment earnings	0.9	1.5	1.4	2.2
Percent of sales	1.3%	2.0%	0.6%	1.0%
New orders	74.4	79.4	242.8	232.5

Machinery technologies Europe
Sales	$33.4	$34.7	$107.3	$86.2
Operating cash flow (b)	0.6	(0.6)	0.1	(4.0)
Segment loss	(0.4)	(1.5)	(2.9)	(6.6)
Percent of sales	-1.2%	-4.3%	-2.7%	-7.7%
New orders	36.9	34.7	109.0	87.9

Mold technologies
Sales	$39.1	$41.1	$126.7	$131.8
Operating cash flow (b)	1.8	2.6	5.6	10.9
Segment earnings	0.1	0.4	0.5	5.2
Percent of sales	0.3%	1.0%	0.4%	3.9%
New orders	39.4	41.7	126.6	131.7

Eliminations
Sales	$(0.3)	$(0.9)	$(4.6)	$(4.6)
New orders	(0.7)	(1.9)	(3.3)	(6.4)

Total plastics technologies
Sales	$143.8	$148.6	$464.0	$430.4
Operating cash flow (b)	5.2	6.0	13.7	16.6
Segment earnings (loss)	0.6	0.4	(1.0)	0.8
Percent of sales	0.4%	0.3%	-0.2%	0.2%
New orders	150.0	153.9	475.1	445.7

Industrial fluids
Sales	$26.4	$24.7	$78.0	$71.3
Operating cash flow (b)	5.2	3.8	13.4	11.6
Segment earnings	4.8	3.4	12.0	10.5
Percent of sales	18.2%	13.8%	15.4%	14.7%
New Orders	26.4	24.6	78.0	71.3

Total continuing operations
Sales	$170.2	$173.3	$542.0	$501.7
Operating cash flow (b)	5.8	5.3	14.0	14.3
Segment earnings	5.4	3.8	11.0	11.3
Goodwill impairment charge (c)	(52.3)	-	(52.3)	-
Restructuring costs (d)	(6.4)	(1.9)	(18.6)	(9.8)
Corporate expenses (e)	(3.1)	(3.6)	(10.3)	(11.5)
Other unallocated expenses	(1.6)	(1.0)	(3.1)	(2.8)

Operating loss	(58.0)	(2.7)	(73.3)	(12.8)
Percent of sales	-34.1%	-1.6%	-13.5%	-2.6%
New orders	176.4	178.5	553.1	517.0
Ending backlog	91.7	80.5	91.7	80.5

(a)	Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels, and Round Tools as discontinued operations.

(b)	Represents EBITDA (earnings before interest, income taxes, depreciaiton and amortization) before restructuring costs.

(c)	Represents a charge to adjust the carrying value of goodwill in the mold technologies segment.

(d)	Includes costs related to initiatives announced in 2002 and 2003 to reduce operating and administrative costs. In 2002, also includes costs related to initiatives announced in the second half of 2001 to consolidate manufacturing operations and reduce costs.

(e)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Note: These statements are unaudited and subject to year end adjustments.

Historical Information Operating results reflecting Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations.

(In millions, except per-share data)

	2002					2003

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3

Sales	$158.5	$169.9	$173.3	$191.5	$693.2	$190.2	$181.6	$170.2
Cost of products sold	133.2	138.5	141.7	158.2	571.6	158.4	149.7	139.0
Cost of products sold related to restructure	-	-	-	1.9	1.9	-	3.8	-

Total cost of products sold	133.2	138.5	141.7	160.1	573.5	158.4	153.5	139.0

Manufacturing margins	25.3	31.4	31.6	31.4	119.7	31.8	28.1	31.2
Other costs and expenses
Selling and administrative	28.8	31.0	30.9	30.3	121.0	30.2	34.3	30.7
Goodwill impairment charge	-	-	-	-	-	-	-	52.3
Restructuring costs	5.0	2.9	1.9	2.2	12.0	6.0	2.5	6.4
Other - net	(3.5)	2.6	1.5	(0.6)	-	0.7	1.6	(0.2)

Total other costs and expenses	30.3	36.5	34.3	31.9	133.0	36.9	38.4	89.2

Operating earnings (loss)	(5.0)	(5.1)	(2.7)	(0.5)	(13.3)	(5.1)	(10.3)	(58.0)
Interest expense - net of interest income	(5.6)	(6.1)	(6.5)	(5.1)	(23.3)	(5.2)	(5.8)	(5.9)

Earnings (loss) from continuing operations before income taxes and cumulative effect of change in method of accounting	(10.6)	(11.2)	(9.2)	(5.6)	(36.6)	(10.3)	(16.1)	(63.9)
Provision (benefit) from income taxes	(3.6)	(3.3)	(4.7)	(6.6)	(18.2)	(2.7)	72.2	1.8

Earnings (loss) from continuing operations before cumulative effect of change in method of accounting	(7.0)	(7.9)	(4.5)	1.0	(18.4)	(7.6)	(88.3)	(65.7)
Discontinued operations-net of income taxes
Earnings (loss) from operations	(6.1)	(7.9)	(10.4)	(0.8)	(25.2)	(0.7)	(3.0)	(2.0)
Net Gain (loss) on divestitures	-	(15.3)	29.4	(5.7)	8.4	-	-	-

Total discontinued operations	(6.1)	(23.2)	19.0	(6.5)	(16.8)	(0.7)	(3.0)	(2.0)
Cumulative effect of change in method of accounting	(187.7)	-	-	-	(187.7)	-	-	-

Net earnings (loss)	$(200.8)	$(31.1)	$14.5	$(5.5)	$(222.9)	$(8.3)	$(91.3)	$(67.7)

Earnings (loss) per common share Basic and diluted (a)
Continuing operations	$(0.21)	$(0.24)	$(0.14)	$0.03	$(0.56)	$(0.23)	$(2.63)	$(1.95)
Discontinued operations	(0.18)	(0.69)	0.57	(0.20)	(0.50)	(0.02)	(0.09)	(0.06)
Cumulative effect of change in method of accounting	(5.62)	-	-	-	(5.61)	-	-	-

Net earnings (loss)	$(6.01)	$(0.93)	$0.43	$(0.17)	$(6.67)	$(0.25)	$(2.72)	$(2.01)

(a) For all periods presented, basic and diluted earnings per share are identical.

Historical Segment and Supplemental Information Reflects the presentation of Widia, Werkö, Valenite, Grinding Wheels and Round Tools as discontinued operations.

(In millions)

	2002					2003

	Qtr 1	Qtr 2	Qtr 3	Qtr 4	Year	Qtr 1	Qtr 2	Qtr 3

Machinery technologies North America
Sales	$68.4	$74.9	$73.7	$96.6	$313.6	$88.3	$74.7	$71.6
Operating cash flow (a)	3.9	1.8	4.0	8.2	17.9	4.5	0.7	2.8
Segment earnings (loss)	1.4	(0.7)	1.5	5.8	8.0	2.1	(1.6)	0.9
New orders	77.6	75.5	79.4	88.0	320.5	84.9	83.5	74.4

Machinery technologies Europe
Sales	23.8	27.7	34.7	31.2	117.4	35.0	38.9	33.4
Operating cash flow (a)	(2.1)	(1.3)	(0.6)	(0.6)	(4.6)	0.3	(0.8)	0.6
Segment earnings (loss)	(3.0)	(2.1)	(1.5)	(1.5)	(8.1)	(0.7)	(1.8)	(0.4)
New orders	26.8	26.4	34.7	34.1	122.0	33.3	38.8	36.9

Mold technologies
Sales	45.9	44.8	41.1	42.9	174.7	44.6	43.0	39.1
Operating cash flow (a)	4.2	4.1	2.6	1.8	12.7	2.0	1.8	1.8
Segment earnings	2.5	2.3	0.4	0.1	5.3	0.3	0.1	0.1
New orders	45.7	44.3	41.7	42.6	174.3	44.7	42.5	39.4

Eliminations
Sales	(2.1)	(1.6)	(0.9)	(3.9)	(8.5)	(3.0)	(1.3)	(0.3)
New orders	(3.0)	(1.5)	(1.9)	(3.4)	(9.8)	(1.2)	(1.4)	(0.7)

Total plastics technologies
Sales	136.0	145.8	148.6	166.8	597.2	164.9	155.3	143.8
Operating cash flow (a)	6.0	4.6	6.0	9.4	26.0	6.8	1.7	5.2
Segment earnings (loss)	0.9	(0.5)	0.4	4.4	5.2	1.7	(3.3)	0.6
New orders	147.1	144.7	153.9	161.3	607.0	161.7	163.4	150.0

Industrial fluids
Sales	22.5	24.1	24.7	24.7	96.0	25.3	26.3	26.4
Operating cash flow (a)	4.2	3.6	3.8	4.3	15.9	4.0	4.2	5.2
Segment earnings	3.8	3.3	3.4	3.9	14.4	3.5	3.7	4.8
New orders	22.5	24.2	24.6	24.7	96.0	25.3	26.3	26.4

Total continuing operations
Sales	$158.5	$169.9	$173.3	$191.5	$693.2	$190.2	$181.6	$170.2
Operating cash flow (a)	5.6	3.4	5.3	9.2	23.5	6.6	1.6	5.8
Segment earnings (loss)	4.7	2.8	3.8	8.3	19.6	5.2	0.4	5.4
Goodwill impairment charge (b)	-	-	-	-	-	-	-	(52.3)
Restructuring costs (c)	(5.0)	(2.9)	(1.9)	(4.1)	(13.9)	(6.0)	(6.3)	(6.4)
Corporate expenses	(3.9)	(4.0)	(3.6)	(3.9)	(15.4)	(3.5)	(3.7)	(3.1)
Other unallocated expenses (d)	(0.8)	(1.0)	(1.0)	(0.8)	(3.6)	(0.8)	(0.7)	(1.6)

Operating earnings (loss)	(5.0)	(5.1)	(2.7)	(0.5)	(13.3)	(5.1)	(10.3)	(58.0)
Percent of sales	-3.2%	-3.0%	-1.6%	-0.3%	-1.9%	-2.7%	-5.7%	-34.1%
New orders	169.6	168.9	178.5	186.0	703.0	187.0	189.7	176.4
Ending backlog	74.0	75.7	80.5	76.4	76.4	74.7	85.4	91.7

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization) before restructuring costs.

(b)	Includes costs related to initiatives announced in 2002 and 2003 to reduce operating and administrative costs. In 2002, also includes costs related to initiatives announced in the second half of 2001 to consolidate manufacutring operations and reduce costs.

(c)	Represents a charge to adjust the carrying value of goodwill in the mold technologies segment.

(d)	Other unallocated expenses include financing costs related to the sale of accounts receivable.

Estimates and Projections for Financial Modeling		Updated: October 31, 2003

Note: The amounts below are approximate working estimates, around which an even wider range of numbers could be used for financial modeling purposes. These estimates, by their nature, involve a great number of risks and uncertainties. Actual results may differ as these risks and uncertainties could significantly impact the company's markets, products, and operations. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

	Quarter Ended	Year Ended	Year Ended

(In millions)	Dec. 31, 2003	Dec. 31, 2003	Dec. 31, 2004

Projected profit & loss items
Sales	$187 - 193	$730 - 736	$765 - 795
Total plastics technologies	160 - 165	625 - 630	655 - 675
Industrial fluids	27 - 28	105 - 106	110 - 120
Segment earnings
Total plastics technologies	4 - 6	3 - 5	28 - 33
Industrial fluids	4 - 5	16 - 17	16 - 17
Corporate and unallocated expenses(1)	3 - 4	16 - 17	13 - 14
Interest expense	6 - 7	23 - 24	n/a
Restructuring charges	6 - 7	23 - 25	n/a
Tax provision (2)	1 - 2	3 - 4	n/a
Average diluted shares outstanding	33.8	33.8	n/a

Projected cash flow & balance sheet items
Depreciation	5 - 6	21 - 22	22 - 24
Working capital - increase (decrease)(3)	1 - (2)	1 - (2)	(10) - (15)
Capital expenditures	3 - 4	7 - 8	15 - 17
Cash restructuring	4 - 5	14 - 15	3 - 5
Total debt - net of cash	245 - 255	245 - 255	n/a
Debt-to-capital ratio	110 - 112%	110 - 112%	n/a
Net Debt-to-capital ratio	112 - 114%	112 - 114%	n/a

Comments & explanations

Assumes current foreign exchange rates, no further acquisitions, divestitures or additional restructuring initiatives.
Excludes the effects of discontinued operations and in 2003, goodwill impairment charge.

1	Corporate and unallocated expenses Includes corporate expenses and in 2003, financing costs related to the sale of accounts receivable.
2	Tax provision Excludes a second quarter charge of $71.2 million related to tax valuation reserves in the year ended December 31, 2003.
3	Working capital = inventory + receivables - trade payables - advance billings

n/a - Not available